EXHIBIT 99.4

CERTIFICATION OF NON-FOREIGN STATUS
FOR PARTNERS THAT ARE ENTITIES

        Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform the transferee, Phosphate Resource Partners Limited Partnership (the "Partnership") that withholding of tax is not required upon the disposition of a U.S. real property interest by                         (the "Partner"), the undersigned hereby certifies the following on behalf of the Partner:

          1.     The Partner is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

          2.     The Partner's U.S. employer identification number is                        ; and

          3.     The Partner's office address is                        .

        The Partner understands that this certification may be disclosed to the Internal Revenue Service by the Partnership and that any false statement contained herein could be punished by fine, imprisonment, or both.

        Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct, and complete, and I further declare that I have authority to sign this document on behalf of the Partner.

        Executed this    day of            , 2004.

By:
Name:
Title:

IMPORTANT TAX INFORMATION

        Please complete this certification, or the attached certification of non-foreign status for partners that are individuals, as appropriate, to avoid federal income tax withholding under Section 1445 of the Internal Revenue Code on your amount realized in the disposition of a U.S. real property interest, including the IMC common stock (or the Mosaic common stock) and cash to be paid to you pursuant to the merger.